March 1, 2013

To:
GS Mortgage Securities Corporation II as Depositor
Wells Fargo Bank, National Association, Master Servicer

2012 Annual Statement of Servicer Compliance (Item 1123)

Name of Mortgage Loan Pass-Through Certificate Series
GSMS 2012 GCJ9
(Referred to herein as "Security Agreement" or "Security Agreements")

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the
"Special Servicer") herein certifies to the following:
1.
All servicing activities and performance of such servicing activities under each of the Security
Agreements are performed on behalf of the Special Servicer.
2.
A review of the servicing activities and performance by the Special Servicer for the period of
November 29, 2012, to December 31, 2012, in accordance with the servicing agreements applicable to each Security Agreement has been conducted under my supervision.
3.
To the best of my knowledge, Rialto has fulfilled all of its obligations under the terms of the
Security Agreements, in all material respects for the period of November 29, 2012, to December
31, 2012. If there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herewith.

Certified by: /s/ Thekla Sazman Date: March 1, 2013
Thekla Salzman
Chief Administrative Officer